                                                                  EXHIBIT 4.1

                                AMENDMENT NO. 1
                            TO THE RIGHTS AGREEMENT
                        BETWEEN HAWKER PACIFIC AEROSPACE
                       AND U.S. STOCK TRANSFER CORPORATION,
                                AS RIGHTS AGENT

     This Amendment No. 1 to the Rights Agreement (the "Agreement") between Hawker Pacific Aerospace and U.S. Stock Transfer Corporation, as Rights Agent, (the "Parties") is entered into this 31st day of March, 1999 for purposes of amending the Rights Agreement dated as of March 10, 1999 (the "Rights Agreement") between the Parties.

     1. The Rights Agreement is hereby amended to correct a typographical error with respect to the Final Expiration Date, which should be March 25, 2009, rather than February 27, 2008. Accordingly, Section 7.(a) is hereby amended by substituting "March 25, 2009" in place of "February 27, 2008" in such Section.

     2. In all other respects, the Rights Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be duly executed and attested, all as of the date and year first above written.

                                       HAWKER PACIFIC AEROSPACE

Attest:



By /s/ Philip M. Panzera               By /s/ David L. Lokken
  -------------------------               --------------------------
  Name:  Philip M. Panzera                Name:  David L. Lokken
  Title: Vice President                   Title: President and Chief
         Chief Financial Officer                 Executive Officer



                                       U.S. STOCK TRANSFER CORPORATION

Attest:



By /s/ Syed A. Hussaini                By /s/ Enrique Artaza
   --------------------------             ------------------------------
   Name:  Syed A. Hussaini                Name:  Enrique Artaza
   Title: AVP Administrator               Title: Senior Vice President